Exhibit 99.2
PART II
ITEM 6.  SELECTED FINANCIAL DATA
The following tables set forth our selected historical consolidated financial and other data as of the dates and for the periods indicated. The selected historical financial data are derived from our audited consolidated financial statements. Certain prior period amounts have been reclassified to conform to the 2017 presentation.  Historical results are not necessarily indicative of the results to be expected for future periods.  Acquisitions and dispositions impact the comparability of the historical consolidated financial data reflected in this schedule of Selected Financial Data.
The selected historical consolidated financial and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto located within Item 8 of Part II of this Annual Report on Form 10-K.

(In thousands, except per share data)	For the Years Ended December 31,
	2017	2016	2015	2014	2013
Results of Operations Data:
Revenue	$2,588,702	$2,679,822	$2,806,204	$2,961,107	$2,946,647
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,409,767	1,418,319	1,485,835	1,600,602	1,594,650
Selling, general and administrative expenses (excludes depreciation and amortization)	499,213	515,421	527,821	551,107	546,645
Corporate expenses (excludes depreciation and amortization)	143,678	117,436	116,523	131,008	124,483
Depreciation and amortization	325,991	344,124	375,962	406,243	403,170
Impairment charges (1)	4,159	7,274	21,631	3,530	13,150
Other operating income (expense), net	26,391	354,688	(4,824)	7,259	22,979
Operating income	232,285	631,936	273,608	275,876	287,528
Interest expense, net	379,701	375,029	355,917	353,563	353,069
Interest income on Due from iHeartCommunications	68,871	50,309	61,439	60,179	54,210
Loss on Due from iHeartCommunications	(855,648)	—	—	—	—
Gain (loss) on investments, net	(1,045)	531	—	—	(18)
Equity in earnings (loss) of nonconsolidated affiliates	(990)	(1,689)	(289)	3,789	(2,092)
Other income (expense), net	29,800	(70,682)	12,387	15,185	1,016
Income (loss) before income taxes	(906,428)	235,376	(8,772)	1,466	(12,425)
Income tax benefit (expense)	280,218	(77,499)	(49,943)	8,967	(14,543)
Consolidated net income (loss)	(626,210)	157,877	(58,715)	10,433	(26,968)
Less amount attributable to noncontrolling interest	18,138	22,807	24,629	26,864	23,651
Net income (loss) attributable to the Company	$(644,348)	$135,070	$(83,344)	$(16,431)	$(50,619)

(1)
We recorded non-cash impairment charges of $4.2 million, $7.3 million, $21.6 million, $3.5 million and $13.2 million during 2017, 2016, 2015, 2014 and 2013, respectively. Our impairment charges are discussed more fully in Item 8 of Part II of this Annual Report on Form 10-K.

Net income (loss) attributable to the Company per common share:
Basic	$(1.78)	$0.37	$(0.23)	$(0.05)	$(0.14)
Weighted average common shares	361,141	360,294	359,508	358,565	357,662

Diluted	$(1.78)	$0.37	$(0.23)	$(0.05)	$(0.14)
Weighted average common shares	361,141	361,612	359,508	358,565	357,662

(In thousands)	As of December 31,
	2017	2016	2015	2014	2013
Balance Sheet Data:
Current assets	$974,172	$1,330,977	$1,556,884	$1,038,411	$1,199,106
Property, plant and equipment, net	1,395,029	1,412,833	1,627,986	1,905,651	2,081,098
Total assets	4,670,782	5,708,370	6,295,975	6,279,011	6,670,032
Current liabilities	657,512	641,718	920,613	723,472	776,047
Long-term debt, net of current maturities	5,266,153	5,110,020	5,106,513	4,880,526	4,861,357
Stockholders’ equity (deficit)	(1,858,294)	(947,312)	(578,637)	(162,594)	144,043